UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                  (RULE 14a-1)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                        [ ] Confidential, for Use of the
                        Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
                 [ ] Soliciting Material Pursuant to Rule 14a-12

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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           filing fee is calculated and state how it was determined):

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           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date
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

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 20, 2005

      Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of BrightStar Information Technology Group, Inc. ("we or "us") on Tuesday, September 20, 2005 at 2:00 p.m., local time, at the offices of Stellar Financial, Inc. at 600 Main Street, Suite 100, Stroudsburg, Pennsylvania, 18360.. The Annual Meeting has been called for the following purposes:

                  1. To elect six Directors to our Board of Directors, to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified;

                  2. To adopt and approve an amendment to our Certificate of Incorporation which would increase the number of shares of Common Stock we are authorized to issue from 72,000,000 to 747,000,000;

                  3. To adopt and approve a proposal to allow our Board of Directors, in its discretion should it deem it to be appropriate and in the best interests of the Company and our stockholders, to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of Common Stock by a ratio of between one-for-two and one-for-ten, inclusive, without further approval or authorization by our stockholders; and

                  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Our Board of Directors has fixed the close of business on July 22, 2005 as the record date for the determination of stockholders having the right to notice of, and to vote at, the Annual Meeting. Only stockholders of record on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

         A Proxy Statement and proxy are enclosed with this notice. If you are unable to attend the Annual Meeting in person you are urged to sign, date, and return the enclosed proxy promptly in the envelope provided, which requires no postage if mailed within the United States. If you attend the Annual Meeting in person, you may withdraw your proxy and vote your shares.

         PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON.

                                          By Order of the Board of Directors
                                          Ian A. Scott-Dunne
                                          Chairman of the Board

         Pleasanton, California
         August 26, 2005

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                           6601 Owens Drive, Suite 115
                              Pleasanton, CA 94588
                         ------------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 2005

                 INFORMATION CONCERNING SOLICITATION AND VOTING


         General

         The accompanying proxy is solicited on behalf of the Board of Directors of BrightStar Information Technology Group, Inc., a Delaware corporation ("the Company, our, we or us"), for use at the Annual Meeting of Stockholders to be held at 2:00 p.m. Tuesday, September 20, 2005 at 2:00 pm, local time, at the offices of Stellar Financial, Inc., 600 Main Street, Suite 100, Stroudsburg, Pennsylvania 18360. Our telephone number is 925-251-0000.

         This Proxy Statement and the enclosed proxy card are first being mailed on or about August 31, 2005 to stockholders entitled to vote at the Annual Meeting.

         At the Annual Meeting, our stockholders will be asked:

                  1. To elect six Directors to our Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified;

                  2. To approve an Amendment to our Certificate of Incorporation which would increase the number of shares of common stock, par value $.001 per share ("Common Stock") we are authorized to issue from 72,000,000 to 747,000,000 (the "Share Amendment);

                  3. To approve a proposal (the "Split Proposal") which would allow our Board of Directors, in its discretion should it deem it to be appropriate and in the best interests of the Company and our stockholders, to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of Common Stock by a ratio of between one-for-two and one-for-ten, inclusive, without further approval or authorization by our stockholders; and
                  4. To consider and act upon any other business which may properly come before the Annual Meeting.

         Our Financial Information

         Our financial statements and related information are included in our Annual Report on Form 10-K, which is enclosed with this Proxy Statement.

         Who Can Vote

         You can vote your shares of Common Stock if our records show that you held your shares as of the close of business on July 22, 2005 (the "Record Date"). At the close of business on the Record Date, there were 72,000,000 shares of Common Stock and 136,585 shares of our Series A Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock") outstanding. Each share of Common Stock entitles the holder thereof to one vote, and each share of Series A Preferred Stock entitles the holder thereof to 3,534.5 votes, on each matter to be voted on at the Annual Meeting. The Common Stock and Series A Preferred Stock vote together as a single class. There is no cumulative voting in the election of our Directors.

         Cost of this Proxy Solicitation

         We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks, brokers and other nominees to solicit their customers who hold our stock in street name and will reimburse them for their reasonable, out-of-pocket costs. We may use our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail. None of these individuals will receive any additional or special compensation for soliciting proxies.

         Voting Your Proxy

         If you hold your Common Stock in street name through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow to vote your shares. If you hold your shares in your own name as a holder of record, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares as you instruct. Of course, you can always attend the meeting and vote your shares in person. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors.

         Revoking Your Proxy

         To revoke your proxy if you are a holder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the Annual Meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted.

         Quorum

         The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. Shares that are voted "FOR," "AGAINST," "ABSTAIN" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote on that matter at the Annual Meeting (the "Votes Cast").

         Abstentions

         Although the law in Delaware is unclear on the proper treatment of abstentions, we intend to count abstentions for purposes of determining whether a quorum is present. Abstentions with respect to any proposal other than the election of Directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a specified majority.

         Broker Non-Votes

         We will count broker non-votes in determining the presence or absence of a quorum, but broker non-votes will not be counted for purposes of determining the number of votes cast on a particular proposal. Accordingly, broker non-votes will have no effect on the outcome of any of the proposals.

         Security Ownership of Certain Beneficial Owners and Management

         The following table contains certain information regarding beneficial ownership of our common stock as of July 22, 2005 by persons known to us to be the beneficial owner of more than 5% of our Common Stock, and their respective addresses (ii) each of our current Directors, (iii) each executive officer named in the Summary Compensation Table, and
         (iv) all Directors and executive officers as a group.

------------------------------------------------------------------------------------------
         Name and Address           Title of Class     Amount and Nature       Percent of
         Beneficial Owner                           of Beneficial Ownership      Class
------------------------------------------------------------------------------------------
         Joseph A. Wagda (4)        Common Stock            3,612,136            .65%
          547 Blackhawk Club Drive
          Danville, CA  94506

         Stellar McKim LLC          Common Stock (1)        41,487,929          57.6%
          730 Fifth Avenue          Series A Preferred
          New York, NY  10019          Stock (2)            136,585            100.0%

         Ian Scott-Dunne            Common Stock (1)        41,487,929          57.6%
          454 Saw Creek Estates     Series A Preferred
          Bushkill, PA  18324          Stock (2)            136,585           100.00%

         James J. Cahill            Common Stock (1)        41,487,929          57.6%
          57 Lawrence Hill Road     Series A Preferred
          Huntington, NY 11743         Stock (2)            136,585            100.0%

         John Coogan (3)            Common Stock            13,200               *
          1200 Javelyn Lane
          Stroudsburg, PA  18360

         Deborah Seal                     *                   *                  *
          454 Saw Creek Estates
          Bushkill, PA  18324

         Leonard Zehnwirth                *                   *                  *
          150 East 58th Street
          New York, NY  10155

         Julie Houk                       *                   *                  *
          7604 Helena Drive
          Falls Church, VA  22043

         Robert Taggart, Jr.              *                   *                  *
          7163 South Chapparal Circle East
          Centennial, CO  80016

          Brian Burnett                   *                   *                  *
          Belchenstrasse 12
          73760 Ostfildern, Germany

         Jordan Loewer                    *                   *                  *
          215 Summit Road
          Walnut Creek, CA

         All Directors and Officers    Common Stock         45,113,265         62.65%
         As a Group (11 Individuals) Series A Preferred     136,585            100.0%
                                         Stock
         ------------------------------------

         (1) Includes 41,487,929 shares of Common Stock, representing approximately 57.6% of our currently authorized shares of Common Stock, owned by Stellar McKim LLC. Does not include an additional 482,764,933 shares of Common Stock which would be issuable, assuming that the Share Amendment is approved by our stockholders, upon conversion of the outstanding Series A Preferred Stock owned by Stellar McKim LLC. The Series A Preferred Stock would be convertible into Common Stock at any time following approval and filing of the Share Amendment. Each of Messrs. Scott-Dunne and Cahill has shared voting control over all of such shares by virtue of being a Managing Member of Stellar McKim LLC and disclaims beneficial ownership of such shares. In addition, each share of Series A Preferred Stock entitles the holder to a number of votes equal to the number of shares of Common Stock into which it would be convertible on all matters requiring stockholder approval. The Series A Preferred Stock and the Common Stock vote together as a single class.

         (2) Each of Messrs. Scott-Dunne and Cahill has voting control over these shares by virtue of being a Managing member of Stellar McKim LLC. Each share of Series A Preferred Stock entitles the holder to a number of votes equal to the number of shares of Common Stock into which it would be convertible on all matters requiring stockholder approval. The Series A Preferred Stock is voted together with the Common Stock as a single class; accordingly, each of Messrs. Scott-Dunne and Cahill currently has shared control over approximately 94.7% of the total voting power of our outstanding securities. Each of Messrs. Scott-Dunne and Cahill disclaims beneficial ownership with respect to such shares.

         (3) Mr. Coogan purchased his shares in open market transactions prior to his becoming an executive officer of the Company.

         (4) Includes 1,903,536 shares received by Mr. Wagda pursuant to the Omnibus Agreement in exchange for (i) his surrender of warrants to purchase 114,879 shares, which were originally issued to him in connection with the issuance of the Notes, and (ii) his agreement, as a holder of Notes, to eliminate the conversion feature of the Notes and to extend the maturity date of the Notes, as well as the due date for payment of interest accrued thereon as of March 31, 2005, to December 31, 2007. Mr. Wagda's Notes were previously convertible into 765,561 shares.

         ----------------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


         At the Annual Meeting of Stockholders, a Board of six Directors will be elected, each to hold office until a successor is elected and qualified, or until the death, resignation or removal of the Director. Shares represented by the accompanying proxy will be voted for the election of the six nominees (recommended by the Board of Directors) named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. All nominees currently serve as Directors of the Company. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms; however, if any nominee is for any reason unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

         Vote Required

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the six Directors receiving the largest number of votes will be elected as Directors. Votes withheld for any nominee will not be counted. Assuming that a quorum is present, abstentions and broker non-votes will have no effect on the election of Directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE SIX NOMINEES LISTED BELOW.

         Directors and Nominees

         The following table sets forth the name and age of each of our Directors and each nominee for Director as well as such person's current positions at Company:

              Name                         Age                        Position Held
              ----                         ---                        -------------
         Ian Scott-Dunne                    60                Chairman of the Board; Chairman,
                                                                  Acquisitions Committee
         James J. Cahill                    44                Director; Chairman, Corporate
                                                                  Communications Committee;
                                                                  Acquisitions Committee
         Robert H. Taggart, Jr.             43                Director; Corporate Communications
                                                                  Committee; Acquisitions Committee
         Leonard Zehnwirth                  47                Director; Chairman, Audit Committee
         Julie Houk                         40                Director; Chairman, Compensation
                                                                  Committee; Audit Committee
         Deborah Seal                       54                Director; Compensation Committee;
                                                                  Chief Operating Officer

      Ian Scott-Dunne, 60, has been the Chairman of our Board of Directors since April 2005 and is the President and CEO of Stellar Financial, Inc. as well as a Managing Member of Stellar McKim LLC. Mr. Scott-Dunne has over 30 years of technology sales and marketing experience in the international financial industry. For the past five years, Mr. Scott-Dunne has been a Director of Stellar Advisers, Inc., a registered investment adviser, a Director of Stellar Financial Inc. and a Managing Member of Stellar McKim LLC. In addition, Mr. Scott-Dunne serves as advisor to the The Vantage Funds, a private investment fund for which Stellar Advisors, Inc. is investment advisor. Stellar Advisors, Inc. and Stellar Financial Inc. are affiliates of Stellar McKim LLC. Mr. Scott-Dunne has an in-depth understanding of the trust, securities processing and mutual fund businesses, as well as the technologies supporting them, and has developed long term relationships with senior bank executives throughout the world. Mr. Scott-Dunne previously held trust/custody system sales and marketing positions with National Computer Services (NCS), Financial Technology International (FTI), Vista Concepts (then a NYNEX Company) and McDonnell Douglas Financial Services. Mr. Scott-Dunne's extensive knowledge and expertise have been essential in the development of the Stellar Financial's GSS Data Object Encyclopedia, Stellar's Business Events for Securities, and the overall development of Stellar Financial products. Mr. Scott-Dunne has worked with clients such as Midland Bank, NECIGEF (Dutch Depository), Dai-lchi Kangyo Bank, Bank of Tokyo, Royal Bank of Canada, National Australia Bank, Lloyds Bank, Christiana Bank, and Osterreichische Laenderbank, among others.

      James J. Cahill, 44, has been a Director since June 2005 and is the Chairman of our Corporate Communications Committee. Mr. Cahill has also been a Managing Member of Stellar McKim LLC since 2004 and a Managing Member of McKim & Company LLC since 1998. In addition, Mr. Cahill serves as a Director of McKim & Company LLC. Mr. Cahill has worked in the financial services industry for the past 20 years as an investment banker or investment portfolio manager. Prior to founding McKim & Company in 1998, Mr. Cahill was a Managing Director and Principal of MFR Securities, Inc. At MFR Securities, he managed all aspects of the firm, including directing its investment banking services, while maintaining regulatory compliance with the NASD. Previously, Mr. Cahill was a Managing Director of Investment Banking and a participant in the 1995 recapitalization of Laidlaw Global Securities. At Laidlaw, Mr. Cahill was a lead banker for both public and private financings as well as mergers & acquisitions, including the firm's principal acquisitions. Prior to Laidlaw, Mr. Cahill was a portfolio manager at TIAA-CREF and previously an investment banker at Goldman Sachs & Co. Mr. Cahill received a B.A. from Boston College and a Masters in Management from the Kellogg Graduate School of Management at Northwestern University. Mr. Cahill is a licensed principal with the National Association of Securities Dealers, Inc. and holds Series 7, 24, 51 and 63 licenses.

      Robert H. Taggart, Jr., 43, has been a Director since June 2005 and is a member of our Corporate Communications Committee. Mr. Taggart has been a Director of McKim & Company LLC since July 2000 and is a Member of Stellar McKim LLC. Mr. Taggart has over 19 years of experience in the financial services industry. From 1998 to 2000, he was Executive Vice President and Managing Director of American Fronteer Financial Corporation. Prior to that, he was Vice President-Retail Sales at RAF Financial Corporation from 1994 to 1998. While at RAF, Mr. Taggart was directly responsible for taking the company from 25 account executives to 225 in thirteen cities in just three years and managed $750 million in customer assets. During his tenure at RAF, Mr. Taggart took public the parent company, Fronteer Financial Holdings, retired its debt and subsequently sold it to Heng Fung Holdings in 1998. While at RAF and American Fronteer, Mr. Taggart was directly responsible for closing over 25 transactions in excess of $200 million dollars in both the private and public markets. Prior to RAF Financial, Mr. Taggart was an account executive with Wolf & Company. Mr. Taggart has his series 7, 63 and 24 licenses. Mr. Taggart formerly served on the Denver Special Olympics Golf Committee and currently serves as the Founder and CEO of Front Range Amateur Hockey Association. He holds a B.S. degree in Business Administration from Albright College in Reading, PA.

      Leonard Zehnwirth, 47, has been a Director since June 2005 and is the Chairman of our Audit Committee. Mr. Zehnwirth is a financial management executive with over 24 years of diversified experience. He currently serves as a member of the Audit/Finance Committee and Investment Subcommittee of the NY Regional Association of Grantmakers and is a Trustee of the Board of Trustees of Hebrew Academy of Nassau County and a Director of F.Y. Eye, Inc. Since 2000, Mr. Zehnwirth has been Chief Financial Officer of FJC, a Foundation of Donor-Advised Funds, and since 1988 he has been Chief Financial Officer of the Silverman Family Office. Prior to that, Mr. Zehnwirth was a Senior Manager at Ernst & Whinney. Previously, Mr. Zehnwirth was employed at Goldstein, Golub, Kessler & Co. from 1981 to 1983 and at Anchin, Block & Anchin from 1980 to 1981. Mr. Zehnwirth received a BA in accounting & information systems from Queens College in 1980. He is a licensed Certified Public Accountant, a member of the American Institute of Public Accountants and a member of the New York State Society of Certified Public Accountants.

      Julie Houk, 40, has been a Director since June 2005 and is a member of our Audit Committee and the Chairman of our Compensation Committee. Ms. Houk has been Vice President Marketing & Development at The National Heritage Foundation, a public charitable corporation, since 1998 and served on its Board of Directors since 1994. She also serves as Secretary to the Board of Trustees of The Vantage Funds, a private investment fund of which The National Heritage Foundation is a shareholder. Stellar Advisors, Inc. is the investment advisor for The Vantage Funds. Ms. Houk is an executive-level communications professional with 18 years of experience in writing, editing, graphic design, website design, electronic communications, publishing, media and public relations and management. Before she assumed her present positions, Ms. Houk was Director of Marketing at Advanced Computer Concepts from 1994 to 1998 and Assistant Editor for ADPA Magazine from 1991 to 1994. Prior to that, Ms. Houk was Producer of Online News and Entertainment Services at Quantum Computer Services (now known as America Online). Ms. Houk received a B.A. in Communications from Virginia Tech in 1987.

      Deborah L. Seal, 54, has been a Director since June 2005. Ms. Seal is a member of our Compensation Committee and is our Chief Operating Officer. She is also Chief Operating officer of Stellar Financial, Inc. and a Member of Stellar McKim LLC. Ms. Seal has over 20 years of marketing, sales and business management experience with a variety of high technology firms. She co-founded Stellar Financial and its predecessor companies and products. Ms. Seal has managed corporate operations for Stellar Financial since its inception in October 2002. Prior to Stellar Financial, she was Vice President of Marketing for AGS Computer Systems, the Information Services subsidiary of NYNEX Corporation. Ms. Seal assisted NYNEX in achieving its strategic goal of divesting three financial software companies, which comprised approximately one third of the AGS Computers portfolio. Prior to joining AGS Computers, she was Vice President of Marketing for Vista Concepts, Inc., a provider of high-end securities processing and trust accounting systems to financial institutions throughout the world. Previous senior level technology marketing/sales experience included executive positions with Automated Technology Systems Corporation (artificial intelligence software); Grumman Data Systems database management and systems integration); and BRS Information Services. Ms. Seal frequently publishes articles and delivers speeches at international financial technology and software development conferences. She received her B.A. degree in Biology from Worcester State College and her Master of Natural Science (M.N.S.) degree from Worcester Polytechnic Institute.

      Family Relationships

      There are no family relationships among any of our Directors and officers or those proposed to be Directors and officers.

      Committees of the Board of Directors
      Our Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Communications Committee and an Acquisitions Committee. We believe it is appropriate for us not to have a separate Nominating Committee, as our Compensation Committee serves as our Nominating Committee. The following individuals serve on our
      Committees:

      Audit Committee:
      Leonard Zehnwirth (Chairman)
      Julie Houk

      Our Audit Committee is comprised of Mr. Zehnwirth and Ms. Houk, both of whom are non-employee Directors. Mr. Zehnwirth serves as its Chairman and named "financial expert," as defined in the rules of the Commission. Our Audit Committee operates in accordance with its written charter, which is set forth in Appendix A to this Proxy Statement. The Audit Committee addresses on a regular basis matters that include, among other things, (1) the appointment of independent auditors, (2) reviewing with our management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of our internal accounting controls, (4) monitoring our internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on our financial statements. Both Ms. Houk, and Mr. Zehnwirth are "independent" directors within the meaning of Rule 4200(a) (15) of the NASD's listing standards. The Audit Committee was recently reconstituted in June 2005 and has not yet held any meetings. We currently do not have an audit committee financial expert serving on our Audit Committee, as our new Board has not yet had an opportunity to consider candidates for the post. Our Board of Directors intends to seek out potential candidates to serve as an audit committee financial expert following the Annual Meeting.

      Compensation Committee:

      Julie Houk (Chairman)
      Deborah L. Seal

      Our Compensation Committee is comprised of Ms. Houk and Ms. Seal. Our Committee Chairman, Ms. Houk, is an "independent" director within the meaning of Rule 4200(a)(15) of the Nasdaq's listing standards. Our Compensation Committee's primary functions are to determine remuneration policies applicable to our executive officers and to determine the basis of the compensation of our Chief Executive Officer, including the factors and criteria on which such compensation is to be based. Our Compensation Committee also administers our 1997 Long Term Incentive Plan and 2000 Long Term Incentive Plan.

      Corporate Communications Committee:

      James Cahill (Chairman)
      Robert H. Taggart, Jr.

      Our Corporate Communications Committee is comprised of Messrs. Cahill and Taggart. Mr. Cahill, the Committee's Chairman, is a non-employee Director. The Corporate Communications Committee is responsible for the selection and oversight of our investor relations and public relations firms and consultants. In addition, the Corporate Communications Committee reviews and approves our press releases and other communications with our stockholders and the public.

      Acquisitions Committee:

      Ian Scott-Dunne (Chairman)
      Robert H. Taggart, Jr.
      James J. Cahill

      Our Acquisitions Committee's function is to seek out, investigate and evaluate suitable acquisition candidates which it will present to our Board of Directors for consideration. The Acquisitions Committee will seek potential opportunities from various sources, including, but not limited to, consultants, professional advisors, venture capitalists, investment bankers and other members of the financial community as well as industry contacts of our directors, officers and others.

      In identifying and analyzing potential acquisition candidates, the Acquisitions Committee will consider such factors as synergies with our existing business, available technical, financial and managerial resources, working capital and other financial requirements, history of operations, future prospects, current and anticipated competition, the quality, experience and depth of management, the potential for profit, growth and expansion, degree of public recognition for products, services, trade or service marks, name or brand identification and other relevant factors.

      As part of the Acquisition Committee's investigation of business opportunities, Committee members may meet personally with management and key personnel of the firm offering the business opportunity, visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel, and undertake other reasonable procedures.

      Board Selection Process

      Our Compensation Committee assists the Board of Directors in Director selection, committee assignments and rotation practices, evaluation of the overall effectiveness of the Board of Directors, and review and consideration of developments in corporate governance practices. The Compensation Committee makes recommendations to the Board of Directors regarding Director nominees, whether for the slate of nominees proposed by the Board of Directors to stockholders or nominees elected by the Board of Directors to fill vacancies. The Compensation Committee identifies potential Director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers and other contacts. The Compensation Committee will also consider nominees recommended by any stockholder entitled to vote in the election of Directors. Any stockholder wishing to nominate an individual for election to the Board of Directors must comply with the advance notice procedures described at the end of this proxy statement. The nomination must contain the following information about the nominee: name; age; business and residence addresses; principal occupation or employment; the number of shares of Common Stock held by the nominee; the information that would be required under Commission rules in a proxy statement soliciting proxies for the election of such nominee as a Director; and a signed consent of the nominee to serve as a Director of the Company, if elected. The Compensation Committee has not specified any minimum qualifications for serving on the Board of Directors; however, in its assessment of potential candidates, the Compensation Committee will review the candidate's character, business experiences and understanding of the Company's business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board of Directors at that time. The appointments of the nominees named in this Proxy Statement were recommended by the full Board of Directors, which at that time consisted of Mr. Scott-Dunne and Mr. Joseph Wagda.

      Board and Committee Meetings

      Our Board of Directors met 7 times during the year ended December 31, 2004; the Compensation Committee met once and the Audit Committee met four times during 2004. During 2004, no Director attended fewer than 75% of all meetings of our Board of Directors. Our Board of Directors did not have any separate standing committees during the year ended December 31, 2004. During the period from January 1, 2005 through April 12, 2005, our Board of Directors met twice and since April 12, 2005, our Board of Directors has met five times. Our Compensation Committee has met twice since April 12, 2005 and our Audit Committee, Corporate Communications Committee and Acquisitions Committee have not yet held any meetings. Since April 12, 2005, no Director has attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of our full Board of Directors and the total number of meetings held by all Committees of the Board on which such Director has served.

      Compensation of Directors

      Directors receive a fee of $1,000 for each Board meeting attended. In addition, we reimburse Directors for their reasonable out-of-pocket expenses incurred in serving on our Board, including expenses incurred in connection with attendance at Board meetings. Directors do not receive any additional compensation for attendance at meetings of committees of our Board of Directors.

      Executive Compensation

      The following table contains information concerning compensation earned by the Chief Executive Officer who was also our acting Chief Financial Officer as of the end of fiscal 2004.


                           SUMMARY COMPENSATION TABLE


                         SUMMARY COMPENSATION TABLE

                                                                         Annual                        Long Term
                                                                       Compensation                  Compensation
                                                                       ------------                   ----------
                                                                                                Securities
                                                                                                Underlying       All Other
         Name                Title                                 Salary(s)         Bonus       Options       Compensation
         ----                -----                                 ---------         -----       -------       ------------
         Joseph A. Wagda    Chairman and Chief
                            Executive Officer (1)       2004       $345,425(2)       $    --           --            --
                                                        2003       $333,333          $29,167(3)        --            --
                                                        2002       $291,664          $25,000      750,000        36,750

         Paul C. Kosturos         Chief Financial
                                    Officer(4)          2004        $72,990(4)            --           --            --
                                                        2003       $125,000           $5,500           --            --
                                                        2002       $113,667           $5,000       60,000            --

         --------------------------------------
         (1) Mr. Wagda resigned as Chief Executive Officer on April 18, 2005.

         (2) Mr. Wagda's reported salary for 2004 includes $12,092 of previously accrued vacation paid to him.

         (3) Mr. Wagda was awarded as a bonus for 2003 an additional month of paid vacation. The cash value of the award is included in the chart based on his annual rate of salary at the time of the award.

         (4) Mr. Kosturos resigned as Chief Financial Officer on August 3, 2004.
         -----------------------------------------------------------

         Stock Options

      The following table contains information concerning the grant of stock options and restricted stock awards to each of our named executive officers included in the Summary Compensation Table during 2004 (inside and outside the Plans). . On May 17, 2005, our Board of Directors adopted a resolution prohibiting any further grants or awards under our 1997 and 2000 Long-Term Incentive plans and terminating such plans except with respect to previously awarded grants which are vested and outstanding.


                     STOCK OPTION GRANTS IN 2004 FISCAL YEAR

                                                        Individual Grants
                                  -----------------------------------------------------------------
                                  Number of        % of Total
                                  Securities       Options
                                  Underlying       Granted to       Exercise
                                   Options         Employees in      Price        Expiration       Grant Date
              Name                 Granted          Fiscal Year       ($/sh)        Date             Value
         ------------------      ---------------  ---------------  ----------   --------------   --------------
          Joseph A. Wagda                ---          ---             ---             ---             ---
          Paul C. Kosturos               ---          ---             ---             ---             ---

         AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

      The following table sets forth information for each of our named executive officers included in the Summary Compensation Table with respect to options to purchase our Common stock held as of December 31, 2004

                                                                                Number of Securities         Value of Unexercised
                                                                               Underlying Unexercised    In-The-Money Options/Awards
                                  SharesAcquired          Value              Options at 12/31/04(#)(1)         at 12/31/04($)(2)
                                  On Exercise(#)         Realized($)         Exercisable/Unexercisable     Exercisable/Unexercisable
                                 --------------------  -------------      -----------------------------   --------------------------
         Name
         Joseph A. Wagda             --                       --                              --                            --
         Paul C. Kosturos            --                       --                              --                            --
         ----------------------------

             (1) No stock appreciation rights (SARs) were outstanding during
                 2004.

             (2) The closing price of our common stock at December 31, 2004 was
                 $0.01 per share.

      Employment Agreements

      On February 15, 2002 we entered into an employment agreement with Joseph Wagda. The terms of the agreement provided for an annual salary of $300,000 beginning May 1, 2002 increasing to $350,000 beginning May 1, 2003. The agreement also provided for the immediate vesting of stock and options upon a qualifying termination of his employment or a change of control of the Company and continuation of his base salary for a period of 12 months in the event of a qualifying termination of his employment. In addition, Mr. Wagda was eligible for an annual bonus of up to 200% of base salary, based upon performance objectives which were to be agreed upon by the Company and Mr. Wagda. For the years ended December 31, 2003 and 2002, Mr. Wagda was given as a bonus an additional month of paid vacation, having an approximate value of $29,000 and $25,000, respectively. On October 21, 2003, the agreement between the Company and Mr. Wagda was amended to reflect the following changes: (i) an extension of its fixed term from April 30, 2004 to October 31, 2004, (ii) adding to the definition of a "qualifying termination" a resignation occurring between 90 and 180 days after a change in control of the Company and (iii) providing for incentive compensation upon the completion of certain strategic transactions involving the Company, the amount of which would be determined in part based on the increase in the price of our Common Stock or securities received in exchange for our Common Stock above a specified base amount. Mr. Wagda was eligible to participate in all of our employee benefit plans. Effective August 9, 2004, Mr. Wagda's employment agreement was amended to extend its term to December 21, 2005 (with automatic one year renewals unless 6 months notice is given), limit any severance to $150,000 paid over 6 months, reduce his salary to $250,000 per annum starting November 1, 2004 (but paid at a rate of $350,000 per annum until any unused accrued vacation has been paid). Under the amendment, commencing July 1, 2005, Mr. Wagda's salary would be reduced to $150,000 per annum and Mr. Wagda would be entitled, in his discretion, to engage in other activities not inconsistent with his obligations under the agreement. The amendment reaffirmed that the agreement was an obligation of the Company's principal operating subsidiary (of which he was also
      CEO). On February 1, 2005, Mr. Wagda's employment agreement was amended to reduce his annual rate of salary to $150,000 per year effective as of February 1, 2005 (rather than July 1, 2005) in exchange for devoting such time as required in his judgment to carry out his duties and responsibilities to the Company and he may undertake in his complete discretion other remunerated activities for his personal benefit not inconsistent with his responsibilities to the Company. The February amendment also eliminated future vacation accruals, and the severance and bonus entitlements payable under his prior agreement. Pursuant to the terms of a transaction between Stellar McKim LLC and the Company in which Stellar McKim acquired approximately 94.7% of the voting control of our outstanding shares of capital stock, Mr. Wagda's agreement was terminated on May 14, 2005.

      Comparative Stock Performance

      The following graph sets forth a comparison of the cumulative total share owner return on our Common Stock for the period beginning April 17, 1998, the date Common Shares began trading on the Nasdaq National Market, and ending December 31, 2004, the last trading day in fiscal 2004, as compared with the cumulative total return of the S&P 500 Index and a Peer Group Index. The Peer Group consists of the Nasdaq Computer & Data Processing Index. This graph assumes an investment of $100 on April 17, 1998 in each of our Common Stock, the S&P 500 Index and the Peer Group Index, and assumes reinvestment of dividends, if any. We were transferred to the OTC Bulletin Board on July 23, 2001. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.


                                PERFORMANCE GRAPH


      Company Stock Performance

      The following graph sets forth a comparison of the cumulative total share owner return on our Common Stock for the period beginning April 17, 1998, the date our Common Stock began trading on the NASDAQ National Market, and ending December 31, 2004, the last trading day in fiscal 2004, as compared with the cumulative total return of the S&P 500 Index, the NASDAQ Composite and two Industry Indexes, Information Technology Services and Business Software and Services. This graph assumes an investment of $100 on April 17, 1998 in each of our Common Stock, the S&P 500 Index and the two Industry Indexes, and assumes reinvestment of dividends, if any. Our Common Stock was subsequently de-listed from the Nasdaq National Market and transferred to the OTC Bulletin Board on July 23, 2001. The stock price performance shown on the graph below is not necessarily indicative of future stock prices.

      Performance Graph


           BrightStar Information Technology Group
           S&P 500
           NASDAQ Composite
           Information Technology Services
           Business Software and Services

      Compensation Committee Interlocks and Insider Participation

      During 2004, non-employee Directors Jennifer Barrett, Barry Zwahlen and Thomas Hudgins served as members of the Compensation Committee. None of such individuals had any relationship that is required to be disclosed under this caption. All of such individuals resigned effective April 18, 2005. Following their resignation, Messrs. Scott-Dunne and Wagda have served as the acting Compensation Committee and have deliberated on the Company's executive compensation arrangements. Mr. Scott-Dunne is Chairman of the Company's Board of Directors and Mr. Wagda, prior to his resignation in April 2005, was the Company's Chief Executive Officer and acting Chief Financial Officer. The current members of the Compensation Committee are Ms. Houk and Ms. Seal. Ms. Seal is the Chief Operating Officer of the Company. Ms. Houk does not have any relationship that is required to be disclosed under this caption.

      Compensation Committee Report On Executive Compensation

      The Compensation Committee of the Board of Directors of BrightStar Information Technology Group, Inc. (the "Company") is charged with developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components, and reviewing annually the performance of the executive officers of the Company.

      The Compensation Committee also administers the Company's stock option and stock incentive plans and approves grants of stock options and other incentives under those plans.

      Compensation programs for executive officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses and awards of stock options, with the last two being variable. The Company's operations currently are not very profitable; accordingly, the Committee's current policy is to try to limit or eliminate cash compensation pending the Company's acquisition of an operational business. The Company's executive officers currently receive compensation from the Company's parent, Stellar McKim, LLC ("Stellar") but do not receive any separate compensation from the Company. It is anticipated that the Company will enter into a Services Agreement with Stellar pursuant to which the Company will pay Stellar in exchange for the services of the Company's executive officers.

      In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including: compensation paid by other business organizations of comparable size in the same industry and related industries; profitability; the attainment of annual individual and business objectives; an assessment of individual contributions relative to others; and historic compensation awards.

      The Compensation Committee reviewed the minutes of the Board and determined that the Board considered the factors described above in determining Mr. Wagda's total compensation under his Employment Agreement dated February 15, 2002 and amended October 21, 2003, which was amended effective August 9, 2004. Specifically, the Board recognized Mr. Wagda's contributions in identifying an acquisition candidate for the Company and in negotiating the terms of the acquisition, but also considered the reduction in the Company's operations and its reduced need for Mr. Wagda's services. Accordingly, under the 2004 Amendment Mr. Wagda's salary was reduced to $250,000 per year starting November 1, 2004, at which time Mr. Wagda was allowed to engage in other activities not inconsistent with this obligations under his Employment Agreement. On February 1, 2005, Mr. Wagda's Employment Agreement was further amended to reduce his salary to $150,000 per year and eliminate future vacation accruals and the severance and bonus entitlements payable under his original agreement. In addition, Mr. Wagda was allowed to engage in other remunerated activities for his personal benefit which are not inconsistent with his obligations under his Employment Agreement. Mr. Wagda's Employment Agreement was terminated on May 14, 2005.

                           THE COMPENSATION COMMITTEE

                            /s/ Julie Houk
                            --------------------------
                            Julie Houk

                            /s/ Deborah Seal
                            --------------------------
                            Deborah Seal


      Reporting Compliance

      Section 16(a) of the Exchange Act requires our Directors and executive officers, and holders of more than 10% of our outstanding Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities. Such officers, directors and 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      Based on our review of such forms that we received, or written representations from reporting persons that no further Forms 4 or 5 were required for such persons, we believe that during fiscal 2004 all Section 16(a) filing requirements were satisfied on a timely basis.

      Certain Relationships and Related Transactions

      On April 14, 2005, the Company entered into a Stock Purchase Agreement with Stellar McKim LLC ("Stellar"), a financial services and software company (the "Stellar Transaction"). Pursuant to the Stellar Transaction, the Company filed a Certificate of Designation creating a new series of Preferred Stock designated Series A Convertible Preferred Stock ("Series A Preferred Stock") and issued and sold to Stellar: (i) 41,487,929 shares of Common Stock, representing approximately 57.6% of the Company's current authorized Common Stock, for $213,000 in cash; and (ii) 136,585 shares of Series A Preferred Stock, which shares are convertible into 482,764,933 shares of the Company's Common Stock, for $137,000 in cash. Authorization of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued to Stellar in the Stellar Transaction is subject to stockholder approval. After conversion of all of its Series A Preferred Stock, Stellar will own 94.5% of the outstanding Common Stock of the Company on a fully diluted basis. In addition, each share of Series A Preferred Stock entitles the holder to a number of votes equal to the number of shares of Common Stock into which it is convertible on all matters requiring approval by the Company's stockholders. Accordingly, Stellar currently owns approximately 94.7% of the total voting control held by stockholders of the Company.

      Pursuant to the Stellar Transaction, the Company also entered into an Omnibus Agreement (as amended, the "Omnibus Agreement"), with Stellar, BrightStar Information Technology Services, Inc. ("Services"), the Company's principal operating subsidiary, and each holder (each a "Holder" and collectively the "Holders") of Service's Series 1 Convertible Subordinated Promissory Notes (the "Notes"), pursuant to which Stellar agreed to acquire all of the Notes from the Holders for $860,000. Pursuant to the Omnibus Agreement and the Purchase Agreement: (i) the warrants that were originally issued in connection with the issuance of the Notes were canceled; (ii) the conversion feature of the Notes was eliminated; (iii) the maturity of the Notes, as well as the due date for payment of interest accrued at March 31, 2005, was extended until December 31, 2007; and (iv) the Company issued 13,869,121 shares of Common Stock to the Holders.

      The Stellar Transaction resulted in a change of control of the Company. As explained above, upon conversion of the Series A Preferred Stock Stellar will own 94.5% of the Common Stock of the Company on a fully-diluted basis.

      Pursuant to the terms of the Stellar Transaction, all of the directors of the Company, other than Joseph A. Wagda, and all of the officers of the Company resigned, effective as of the close of business on April 18, 2005. After these resignations, Ian Scott-Dunne was appointed to the Company's Board of Directors and elected chairman and, subject to the filing and dissemination of this Schedule 20f-1, James Cahill, Robert Taggart, Deborah Seal, Leonard Zehnwirth and Julie Houk are to become members of the Board of Directors. Further, the Board of Directors elected Brian Burnett as Chief Executive Officer, John Coogan as Chief Financial Officer and Jordan Loewer as Corporate Secretary.


                                   PROPOSAL 2

                         ADOPTION OF THE SHARE AMENDMENT

      Our Board of Directors has authorized and approved an amendment to our Certificate of Incorporation which would increase the number of shares of Common Stock which we are authorized to issue from 72,000,000 to 747,000,000. We believe that the Share Amendment is necessary in order to enable the Company to comply with the conversion provisions in the Certificate of Designations for our Series A Preferred Stock. Pursuant to its terms, each outstanding share of Series A Preferred Stock is convertible, at the option of the holder, into 3,535.5 shares of Common Stock. There are currently 136,585 shares of Series A Preferred Stock outstanding, which shares are convertible into an aggregate of 482,764,933 shares of Common Stock. In addition, although there are currently no pending transactions, we are seeking and intend in the future to acquire compatible businesses which we believe will add to stockholder value. In the event that our efforts are successful, we may need the ability to issue shares of our Common Stock as consideration for such acquisitions. Accordingly, we are seeking approval from our stockholders to increase our authorized shares of Common Stock to a number which is sufficient to allow for conversion of the outstanding Series A Preferred Stock and for the future issuance of additional shares in connection with strategic acquisitions and benefit plans which may be established. We currently do not have any option or similar benefit plans pursuant to which compensation can be awarded. Our Board has determined that no further grants will be made under our 1997 and 2000 Long Term Incentive Plans. We currently have 72,000,000 authorized shares of Common Stock, all of which are issued and outstanding or reserved for issuance upon the exercise of outstanding options and warrants.. The Share Amendment is subject to approval by our stockholders.

      Principal Effects of the Share Amendment

      If adopted, the Share Amendment would allow Stellar McKim, LLC, as the holder of the outstanding Series A Preferred Stock, to convert all of its shares into shares of Common Stock. Upon such conversion, Stellar would own 94.7% of our outstanding Common Stock, which would enable it to engage in a "short-form" merger pursuant to Section 253 of the Delaware General Corporation Law ("DGCL Section 253"). DGCL Section 253 provides that where at least 90% of the outstanding shares of each class of capital stock of a subsidiary corporation entitled to vote on a merger is owned by a parent corporation, then the parent corporation may merge with the subsidiary corporation by filing a statement of ownership and merger and effectively "freeze out" the minority stockholders of the subsidiary corporation without their approval. Stellar does not have any plans to effect such a merger or any similar "going private" transaction involving the Company.

      The Share Amendment would also enable the Company to issue additional shares of Common Stock as consideration in acquisitions, or as compensation to various parties, or for other purposes, which could result in further dilution to our existing stockholders. In addition, the increased proportion of unissued authorized shares to issued shares which would result from the adoption of the Share Amendment could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company); however, the Share Amendment is not being proposed in response to any effort of which we are aware to accumulate our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders.

      Vote Required

      The affirmative vote of a majority of the Votes Cast is required for approval of the Share Amendment.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE SHARE AMENDMENT.




                                   PROPOSAL 3

                         APPROVAL OF THE SPLIT PROPOSAL

      Our Board of Directors has authorized and approved the Split Proposal, which would allow our Board of Directors, in its discretion should it deem it to be appropriate and in the best interests of the Company and our stockholders, to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of Common Stock by a ratio of between one-for-two and one-for-ten, inclusive (the "Reverse Stock Split"), without further approval or authorization by our stockholders. Our Board of Directors currently has no specific plans to effect the Reverse Split.

      General

      Our Board of Directors may consider effecting the Reverse Stock Split on or prior to the date of our next annual meeting of stockholders following the Annual Meeting if such action is deemed appropriate and in the best interests of the Company and our stockholders. Such action may be taken, among other reasons, in order to enable us to meet initial listing requirements for the Nasdaq Stock Market or other trading markets or exchanges, or to ensure that in the future there is a sufficient number of unissued authorized shares available for use as consideration for acquisitions of synergistic businesses and for issuance in connection with new employee benefit plans which may be adopted. We currently do not have any pending acquisitions or benefit plans pursuant to which equity compensation may be awarded, nor have any acquisitions or benefit plans been proposed; however, given the time and expense associated with convening a special meeting of stockholders, which would be required to consider these issues at a later time, our Board of Directors has determined that it is most efficient and in the best interests of our stockholders to seek approval and authorization of the Reverse Stock Split at the Annual Meeting. If this proposal is approved by our stockholders at the Annual Meeting or at an adjournment thereof, our Board of Directors would then have the discretion to implement the Reverse Stock Split, within the parameters of the authority granted at the Annual Meeting, at any time on or prior to the date of our next annual meeting of stockholders following the Annual Meeting without seeking further approval or authorization by our stockholders. Our stockholders are being asked to approve the Split Proposal at the ratio of between one-for-two and one-for-ten, inclusive. Our Board of Directors has adopted a resolution,
      (i) declaring the advisability of the Reverse Stock Split by a ratio of between one-for-two and one-for-ten, inclusive, (ii) in connection therewith, amending our Certificate of Incorporation to effect the Reverse Stock Split and (iii) following stockholder approval of the Split Proposal, authorizing any other action our Board of Directors deems necessary to effect the Reverse Stock Split without further approval or authorization by our stockholders, at any time on or prior to the date of our next annual meeting of stockholders following the Annual Meeting. Our Board of Directors may subsequently implement, in its discretion, the Reverse Stock Split within the range approved by the stockholders based on its determination that the Reverse Stock Split is appropriate and in the best interests of the Company and our stockholders. If approved by our stockholders, and our Board of Directors determines that the Reverse Stock Split is appropriate and in the best interests of the Company and our stockholders, the Reverse Stock Split could become effective on any date selected by our Board of Directors on or prior to the date of our next annual meeting of stockholders following the Annual Meeting. Our Board of Directors may only implement the Reverse Stock Split within the range approved. Moreover, our Board of Directors reserves the right, even after stockholder approval, to forego implementing the Reverse Stock Split if such action is determined not to be appropriate and in the best interests of the Company and our stockholders. If the Reverse Stock Split as approved by our stockholders is subsequently not implemented by our Board of Directors and effected by the date of the next annual meeting of stockholders following the Annual Meeting, the proposal will be deemed abandoned, without any further effect. In such case, our Board of Directors may again seek stockholder approval at a future date for the Reverse Stock Split if it deems the Reverse Stock Split to be advisable at that time. Assuming approval of the Split Proposal by the requisite vote of our stockholders and thereafter implementation by our Board of Directors, upon filing of the Split Amendment with the Secretary of State of Delaware, the Reverse Stock Split would be effective.

      Principal Reasons for the Split Amendment

      The primary reason for implementing the Reverse Stock Split would be to ensure that there is a sufficient number of unissued authorized shares available for issuance as consideration in acquisitions and as compensation pursuant to new benefits plans which may be adopted form time to time by our Board of Directors. There are currently no specific acquisitions pending and we do not have any benefit plans under which equity compensation may be awarded to our Directors or employees. In addition, our Board of Directors may implement the Reverse Stock Split to increase the per share market price of our Common Stock in order to satisfy the requirements for initial inclusion on the Nasdaq Stock Market or on a recognized stock exchange. Our Board of Directors believes that the listing of our Common Stock on the Nasdaq Stock Market or a recognized exchange would provide a broader market for our Common Stock and would facilitate the use of our Common Stock in financing transactions. Other than conversion of the outstanding shares of Series A Preferred Stock, there are currently no specific plans or arrangements to increase or decrease the number of outstanding shares of Common Stock..

      Risks Associated With the Reverse Stock Split

      There are certain risks associated with the Reverse Stock Split. We cannot be certain whether the Reverse Stock Split would increase the trading price for our Common Stock. The history of reverse stock splits for companies in like circumstances is varied. We cannot ensure that: the trading price per share of our Common Stock after the Reverse Stock Split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the Reverse Stock Split or would exceed or remain in excess of the minimum price required for inclusion in the Nasdaq Stock Market or any recognized exchange. The market price of our Common Stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

      Principal Effects of the Reverse Stock Split.

      If approved by the stockholders and implemented by the Board of Directors, the Reverse Stock Split would occur simultaneously for all outstanding shares of Common Stock and the ratio of post-split shares for pre-split shares would be the same for all of such shares. The Reverse Stock Split would affect all stockholders uniformly and would not affect any stockholder's percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would otherwise result in any stockholder owning a fractional share. As described below under 'Treatment of Fractional Shares', registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one whole share of Common Stock after the Reverse Stock Split. This, however, is not the purpose for which our Board of Directors is recommending the Reverse Stock Split. In addition, the Reverse Stock Split would not affect any stockholder's proportionate voting rights (subject to the treatment of fractional shares). Each share of Common Stock outstanding after the Reverse Stock Split would be entitled to one vote and would remain fully paid and non-assessable. We would continue to be subject to the periodic reporting requirements of the Exchange Act. The principal effects of the Reverse Stock Split would be that, based on the number of shares outstanding as of July 22, 2005 and assuming a one-for-ten reverse stock split, the number of shares of Common Stock issued and outstanding would be reduced from 70,707,518 to 7,070,751, a decrease of 63,636,767 shares, or 90%, and the exercise or conversion price and/or the number of shares of Common Stock that may be issued upon the exercise of conversion rights by holders of securities that are convertible into Common Stock, including our Series A Preferred Stock, will be adjusted proportionately. A reduction in the number of outstanding shares of Common Stock could result in decreased liquidity in the Common Stock. In addition, the Reverse Stock Split could result in some stockholders owning 'odd lots' of less than one hundred
      (100) shares of Common Stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do 'board lots' of even multiples of one hundred shares.

      Treatment of Fractional Shares.

      No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the Reverse Stock Split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the average of the last bid and ask prices of our Common Stock (as adjusted to reflect the Reverse Stock Split) of our Common Stock, as reported on the OTC Electronic Bulletin Board, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the Reverse Stock Split. If such price is not available, the fractional share payment would be based on other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the Reverse Stock Split and the date payment is made for their fractional shares. If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold our Common Stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Stock Split is effected: (1) purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the Reverse Stock Split that would entitle you to receive at least one share of Common Stock on a post-split basis; or (2) if applicable, consolidate your accounts so that you hold at least that number of shares of our Common Stock in one account prior to the Reverse Stock Split that would entitle you to at least one share of Common Stock on a post- split basis. Common Stock held in registered form (that is, shares held by you in your own name on our share register maintained by our transfer agent) and Common Stock held in 'street name' (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Stock Split. After the Reverse Stock Split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer shares than the ratio of the Reverse Stock Split. This, however, is not the purpose for which we are authorizing the Reverse Stock Split. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

      Effect on Non-Registered Stockholders.

      Non-registered stockholders holding their Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional shares. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

      Effect on Authorized Shares.

      Our number of authorized shares of Common Stock would not be affected by the Reverse Stock Split. Assuming that the Share Amendment is approved and filed, we would continue to have 747,000,000 authorized shares of Common Stock and an aggregate of 3,000,000 authorized shares of preferred stock, including 136,535 shares of Series A Preferred Stock. Based on shares outstanding as of July 22, 2005 and assuming a one-for-ten Reverse Stock Split, there would be 739,929,249 authorized and unissued shares of Common Stock, of which 129,248 shares would be reserved for issuance upon the exercise of outstanding options and warrants, 48,764,933 shares would be reserved for issuance upon conversion of the outstanding shares of Series A Preferred Stock and 691,035,068 shares would be available for issuance. Our Board of Directors may issue capital stock for proper corporate purposes that may be identified in the future, such as to raise capital through the issuance of securities, to make acquisitions using securities as consideration, to issue securities in connection with strategic relationships with other companies, and to adopt new employee benefit plans or reserve additional shares for issuance under such plans.

      Effect on Accounting Matters.

      The Reverse Stock Split would not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split the stated capital on our balance sheet attributable to our Common Stock would be reduced in proportion to the ratio of the Reverse Stock Split. The per share net income or loss and net book value of our Common Stock would be increased because there would be fewer shares of Common Stock outstanding.

      Potential Anti-Takeover Effect.

      Although the increased proportion of unissued authorized shares to issued shares which would result from a Reverse Stock Split and the adoption of the Share Amendment could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), neither the Share Amendment nor the Split Amendment proposal is being proposed in response to any effort of which we are aware to accumulate our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the Split Amendment and Share Amendment proposals, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

      Effect on Stock Certificates.

      Assuming that the Split Amendment is approved by our stockholders and thereafter implemented by our Board of Directors, the Reverse Stock Split would become effective at the time (which we refer to as, the "Effective Time") specified in the Split Amendment. If our Board of Directors implements the Reverse Stock Split, registered stockholders will be sent a transmittal letter from our transfer agent as soon as practicable after the Effective Time. The letter of transmittal would contain instructions on how to surrender certificate(s) representing pre-split shares to our transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of Common Stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of Common Stock would be deemed for all purposes to represent the number of whole shares of post-split Common Stock, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the Reverse Stock Split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under 'Effect on Fractional Shares'.

      STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO SO

      No Dissenter's Rights.

      Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to a reverse stock split, and we would not independently provide stockholders with any such right.

      Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of certain material Federal income tax consequences of the Reverse Stock Split and is included for general information only. It does not purport to be a complete discussion of all of the possible Federal income tax consequences, nor does it address any state, local or foreign income or other tax consequences, of the Reverse Stock Split. It also does not address the tax consequences of the Reverse Stock Split to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended as of the date hereof (herein referred to as, the "Code"), which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a 'capital asset,' as defined in the 1986 (i.e., generally, property held for investment). The tax treatment of each stockholder may vary depending upon the particular facts and circumstances. You are urged to consult with your own tax advisor regarding the tax consequences to you of the Reverse Stock Split. Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the exchange of pre-split shares for post-split shares pursuant to the Reverse Stock Split. The aggregate tax basis of the post-split shares received in the Reverse Stock Split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder's aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the Reverse Stock Split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The Federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount, in view of the low value of the fractional interest. The stockholder's holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split. Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts; accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

      Vote Required

      The affirmative vote of a majority of Votes Cast is required for approval of the Split Amendment.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE SPLIT PROPOSAL.


                                  OTHER MATTERS

      As of the date of this Proxy Statement, our Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known to us, no matters are to be brought before the Annual Meeting except as specified in this Notice of Annual Meeting; however, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 2006 ANNUAL MEETING

      Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at our 2006 Annual Meeting of Stockholders must be received at our offices on or before April 15, 2006 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

      The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2006 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in our proxy statement and form of proxy relating to such meeting, the stockholder must give the Company appropriate notice no later than June 1, 2006. If we do not receive notice of the proposal by such date, the proposal will not be submitted to our stockholders for approval at our 2006 Annual Meeting of Stockholders.


         ---------------------------------
         Ian A. Scott-Dunne
         Chairman of the Board

         August 26, 2005
         Pleasanton, California

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

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